Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Sarah Needham
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9340
kpatterson@websense.com	sneedham@websense.com

NEWS RELEASE

Websense Confirms Record Fourth Quarter and 2009 Billings

Strong Demand for Strategic Products Drives Increases in Billings and Cash Flow

SAN DIEGO, February 2, 2010 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the fourth quarter of 2009. Billings, average contract duration, and cash flow from operations were consistent with preliminary results announced on January 6, 2010.

Fourth Quarter 2009 GAAP Financial Highlights

•	Revenue, calculated in accordance with generally accepted accounting principles (GAAP), increased 2% from the fourth quarter of 2008 to $79.7 million.

•	Operating losses decreased 43% to $1.4 million from an operating loss of $2.5 million in the fourth quarter of 2008.

•	Net loss was $11.0 million, or 25 cents per diluted share, compared with a net loss of $5.7 million, or 13 cents per diluted share, in the fourth quarter of 2008.

•	Cash flow from operations during the fourth quarter of 2009 was $29.4 million, an increase of 22% compared with $24.1 million in the fourth quarter of 2008.

Fiscal Year 2009 GAAP Financial Highlights

•	For the fiscal year, GAAP revenue increased 9% from the fiscal year 2008 to $313.7 million.

•	Operating income was $3.1 million, compared with an operating loss of $33.9 million in 2008.

•	Net loss was $10.7 million, or 24 cents per diluted share, compared with a net loss of $26.8 million, or 59 cents per diluted share, in 2008.

•	Cash flow from operations was $94.8 million, an increase of 44% compared with $65.8 million in 2008.

Fourth Quarter 2009 Non-GAAP* Financial Highlights

•

Net billings, which represent the amount of subscription contracts billed to customers net of rebates during the period, totaled $118.3 million, an increase of 12% compared with $105.9 million in the fourth quarter of 2008.

•

International billings were approximately $61.5 million, an increase of 13% compared with $54.4 million in the fourth quarter of 2008. Currency exchange rates had a positive impact on billings of approximately $4.5 million in the fourth quarter of 2009 compared with the prevailing currency exchange rates in effect during the fourth quarter of 2008.

•

Non-GAAP revenue was $82.5 million and included approximately $2.8 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. Non-GAAP revenue in the fourth quarter of 2008 was $85.2 million, and included approximately $7.2 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent company.

•	Non-GAAP operating income was $17.5 million compared with $23.0 million in the fourth quarter of 2008.

•	Non-GAAP net income was $11.3 million, or 26 cents per diluted share, compared with $13.6 million, or 30 cents per diluted share, in the fourth quarter of 2008.

Fiscal Year 2009 Non-GAAP Financial Highlights

•	Net billings were a record $352.0 million, an increase of 3% compared with $343.4 million in 2008.

•

Non-GAAP revenue was $330.9 million and included approximately $17.2 million of revenue from SurfControl that would have been recognized during this period had SurfControl remained an independent operating company reporting under GAAP.

•	Non-GAAP operating income was $84.8 million, compared with $99.6 million in 2008.

•	Non-GAAP net income was $53.2 million, or $1.19 per diluted share, compared with $58.9 million, or $1.29 per diluted share, in 2008.

Our fourth quarter results demonstrate that Websense is at an inflection point in terms of growth. The growth in billings in the second half of 2009 should translate into growth in revenue and earnings in the second half of 2010,” said Websense Chief Executive Officer Gene Hodges. “The drivers of this new growth include our broader and more competitive product portfolio, better execution in our sales functions and improved market dynamics driven by renewed vigor in the Web security market.”

Quarterly Business Metrics Summary:

Dollars in millions, except product seats under subscription, average contract value, average contract duration and all percentage metrics.

	Q4’09	Q4’08	Change
Billings (millions)	$118.3	$105.9	11.8%
Incremental billings (millions)	$31.5	$22.2	42.0%
International billings (millions)	$61.5	$54.4	13.0%
Product seats under subscription (millions)	43.6	43.9	(0.3)
Average annualized contract value	$9,800	$8,400	16.7%
Billings from renewals (% of total)	75-80%	75-80%	nc
Average contract duration (months)	24.2	22.5	1.7 mos.

*A detailed description of the company’s non-GAAP financial data appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the table “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Balance Sheet Metrics

•	Cash and cash equivalents of $82.9 million, compared with $64.1 million at the end of the fourth quarter of 2008.

•	Total GAAP deferred revenue of $380.1 million, an increase of 11% compared with $341.8 million at the end of the fourth quarter of 2008.

•

Non-GAAP deferred revenue of $385.2 million, an increase of 6% compared with non-GAAP deferred revenue of $364.1 million at the end of the fourth quarter of 2008. Non-GAAP deferred revenue at the end of 2009 and 2008 included approximately $5.1 million and $22.3 million, respectively, of deferred revenue from SurfControl that was included in SurfControl’s deferred revenue as of the date of the acquisition, but is not included in the company’s GAAP deferred revenue on a post-acquisition basis due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

•

Accounts receivable of $82.5 million, representing 62 days of sales outstanding. This compares with 63 days outstanding at the end of the third quarter of 2009 and 70 days outstanding at the end of the fourth quarter of 2008.

Additional Share Repurchases Authorized

In January 2010, the Websense Board of Directors authorized the repurchase of an additional four million shares of the company’s common stock, increasing the company’s total share repurchase authorization from 12 million shares to 16 million shares. As of Dec. 31, 2009, Websense had repurchased an aggregate of approximately 11.5 million shares, including approximately 715,000 shares in the fourth quarter of 2009, leaving approximately 466,000 shares remaining under the 12 million share repurchase authorization previously approved by the board. Giving effect to the increase approved by the board, the company now has authorization to repurchase a total of approximately 4.5 million remaining shares.

The board also approved open-market share repurchases in 2010 in addition to the company’s current $7.5 million quarterly repurchase 10b5-1 plan. As a result, the company expects to execute share repurchase transactions totaling between $12 million and $20 million (including the 10b5-1 plan) in the first quarter of 2010, as market conditions permit.

“Our subscription-based model and financial performance generates substantial cash flow from operations, allowing us to increase our buyback program while continuing to fund growth and retire debt,” said Websense Chief Financial Officer Art Locke. “Given the current valuation of our stock, a relatively low interest rate on our outstanding debt and our outlook for operating cash flow, we believe additional share repurchases represent an appropriate avenue for building long-term shareholder value.”

Outlook for Fiscal Year 2010

Websense provides its annual guidance on its anticipated financial performance for the fiscal year based on its assessment of the current business environment, historical seasonal trends in its business and prevailing exchange rates between the US dollar and other major currencies. In providing guidance, the company emphasizes that its forward-looking statements are based on current expectations and prevailing currency exchange rates on the date guidance is provided and disclaims any obligation to update the statements as circumstances change.

2010 Outlook (as of 02/02/10)
Net billings	$372 – $388 million
GAAP revenue	$334 – $342 million
Non-GAAP revenue	$338 – $346 million
Non-GAAP earnings per diluted share	$1.16 – $1.23
Estimated Non-GAAP tax rate	32 – 33%
Average diluted shares outstanding	43 – 45 million
Cash flow from operations	$105 – $115 million
Capital expenditures	$10 – $12 million

Non-GAAP guidance for 2010 revenue and diluted earnings per share includes approximately $4.3 million in subscription revenue that was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

Outlook for First Quarter 2010

Websense provides guidance on revenue and non-GAAP earnings per diluted share for the next quarter based on its assessment of revenue to be recognized from current deferred revenue on the balance sheet, quarterly net billings and operating expenses and average contract duration. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as circumstances change.

Q1’10 Outlook (as of 02/02/10)
GAAP revenue	$79 – $81 million
Non-GAAP revenue	$81 – $83 million
Non-GAAP earnings per diluted share	$0.24 – $0.28

Non-GAAP guidance for revenue and diluted earnings per share for the first quarter of 2010 includes approximately $2.0 million in subscription revenue that was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to a required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.

Based on the current outlook for billings and operating expenses, and consistent with the company’s subscription-based business model, daily revenue recognition policy, and deferred revenue balances, Websense expects non-GAAP revenue and non-GAAP earnings per diluted share to increase sequentially in the second, third, and fourth quarters of 2010. By the fourth quarter of 2010, non-GAAP revenue is expected to be in the range of $87 million to $91 million. Sequential growth trends for non-GAAP revenue and non-GAAP earnings per diluted share are expected to continue in 2011.

Conference Call

Management will host a conference call and simultaneous webcast to discuss the final results today, Feb. 2, at 2:00 PM Pacific time. To participate in the conference call, investors should dial 888-208-1332 (domestic) or 913-312-0853 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s Web site through March 31, 2010, and a taped replay of the call will be available for one week at 719-457-0820 or 888-203-1112, passcode 8554669.

Non-GAAP Financial Measures

This news release provides financial measures for the fourth quarter and fiscal years 2009 and 2008, including measures for revenue, gross margin, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the fourth quarters and full years for 2009 and 2008 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, fourth quarter and full year non-GAAP operating results for both years exclude certain cash and non-cash expenses relating to the company’s acquisitions, including amortization of intangible assets and deferred financing fees, restructuring costs relating to facility closures, integration travel, and professional fees, as well as stock based compensation expense and related tax effects. The full year 2009 non-GAAP operating results also exclude severance related costs for our reduction in force in the third quarter of 2009. Based on the foregoing, the company’s presentation of non-GAAP revenue, gross margin, operating expenses, income from operations, net income and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the quarter and year and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this news release.

This news release also provides guidance for the first quarter and fiscal year 2010, including guidance for revenue and earnings per diluted share, that includes revenue from SurfControl that would have been recognized during the first quarter and full year 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. The first quarter and full year 2010 guidance also is based on non-GAAP operating expenses that are calculated in the same manner used to calculate historical non-GAAP operating expenses as described above.

This news release also includes financial measures for net billings for the fourth quarters and fiscal years of 2009 and 2008 and guidance for net billings for fiscal year 2010 that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll forwards of net billings, deferred revenue and revenue for the fourth quarter of 2009 are set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection™ for approximately 40,000 customers worldwide. Distributed through its global network of channel partners, Websense software, appliance-based and SaaS security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

Websense is a registered trademark of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including our first quarter and full year financial estimates, statements about our technology and product leadership, growth trends and expense management, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$82,862	$64,096
Cash and cash equivalents - restricted	267	2,500
Accounts receivable, net	82,529	82,099
Income tax receivable	11,446	10,927
Current portion of deferred income taxes	36,538	34,198
Other current assets	11,461	9,029

Total current assets	225,103	202,849
Cash and cash equivalents - restricted, less current portion	167	215
Property and equipment, net	16,494	14,312
Intangible assets, net	67,563	106,493
Goodwill	372,445	372,624
Deferred income taxes, less current portion	11,795	24,237
Deposits and other assets	8,094	3,933

Total assets	$701,661	$724,663

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,135	$2,719
Accrued compensation and related benefits	21,953	19,129
Other accrued expenses	21,253	27,946
Current portion of income taxes payable	1,938	7,135
Current portion of senior secured term loan	12,429	4,112
Current portion of deferred tax liability	4,572	1,053
Current portion of deferred revenue	239,010	223,944

Total current liabilities	306,290	286,038
Other long term liabilities	10	2,616
Income taxes payable, less current portion	15,988	10,098
Senior secured term loan, less current portion	74,571	120,888
Deferred tax liability, less current portion	970	10,523
Deferred revenue, less current portion	141,102	117,840

Total liabilities	538,931	548,003
Stockholders’ equity:
Common stock	529	522
Additional paid-in capital	330,451	300,050
Treasury stock, at cost	(194,672)	(159,842)
Retained earnings	28,416	39,113
Accumulated other comprehensive loss	(1,994)	(3,183)

Total stockholders’ equity	162,730	176,660

Total liabilities and stockholders’ equity	$701,661	$724,663

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$79,709	$78,008	$313,713	$288,274
Cost of revenues:
Cost of revenues	10,243	9,139	37,906	35,737
Amortization of acquired technology	3,163	3,163	12,900	12,423

Total cost of revenues	13,406	12,302	50,806	48,160

Gross margin	66,303	65,706	262,907	240,114
Operating expenses:
Selling and marketing	44,837	45,013	166,910	175,365
Research and development	13,496	13,366	52,643	53,274
General and administrative	9,401	9,855	40,295	45,343

Total operating expenses	67,734	68,234	259,848	273,982

(Loss) income from operations	(1,431)	(2,528)	3,059	(33,868)
Interest expense	(1,425)	(2,777)	(7,084)	(13,134)
Other (expense) income, net	(228)	(34)	384	739

Loss before income taxes	(3,084)	(5,339)	(3,641)	(46,263)
Provision (benefit) for income taxes	7,936	315	7,056	(19,484)

Net loss	$(11,020)	$(5,654)	$(10,697)	$(26,779)

Basic and diluted net loss per share	$(0.25)	$(0.13)	$(0.24)	$(0.59)

Basic and diluted common shares	43,720	45,065	44,262	45,190

Financial Data:
Total deferred revenue	$380,112	$341,784	$380,112	$341,784

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Year Ended December 31,
	2009	2008
Operating activities:
Net loss	$(10,697)	$(26,779)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	51,184	62,994
Share-based compensation	24,765	24,089
Deferred income taxes	3,271	(28,229)
Unrealized loss (gain) on foreign exchange	512	(632)
Tax shortfall from stock option exercises	2,222	806
Changes in operating assets and liabilities:
Accounts receivable	(535)	(3,765)
Other assets	(10,902)	(8,271)
Accounts payable	2,659	(1,111)
Accrued compensation and related benefits	3,102	(5,718)
Other liabilities	(7,749)	(2,584)
Deferred revenue	38,329	54,465
Income taxes payable	(1,360)	546

Net cash provided by operating activities	94,801	65,811

Investing activities:
Change in restricted cash and cash equivalents	2,347	(1,240)
Purchase of property and equipment	(12,013)	(7,911)
Purchase of intangible assets	(320)	(2,061)
Cash refunded from PortAuthority acquisition	—	147
Cash received from sale of CyberPatrol assets	—	1,400
Purchases of marketable securities	—	(20,160)
Maturities of marketable securities	—	39,963

Net cash (used in) provided by investing activities	(9,986)	10,138

Financing activities:
Principal payments on senior secured term loan	(38,000)	(65,000)
Proceeds from exercise of stock options	2,433	4,311
Proceeds from issuance of common stock for stock purchase plan	5,432	5,321
Tax shortfall from stock option exercises	(2,222)	(806)
Purchase of treasury stock	(34,158)	(19,998)

Net cash used in financing activities	(66,515)	(76,172)

Effect of exchange rate changes on cash and cash equivalents	466	(1,771)
Increase (decrease) in cash and cash equivalents	18,766	(1,994)
Cash and cash equivalents at beginning of year	64,096	66,090

Cash and cash equivalents at end of year	$82,862	$64,096

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
GAAP Revenues	$79,709	$78,008	$313,713	$288,274
Deferred revenue related to SurfControl acquisition (1)	2,796	7,162	17,185	53,326

Non-GAAP Revenues	$82,505	$85,170	$330,898	$341,600

GAAP Gross margin	$66,303	$65,706	$262,907	$240,114
Deferred revenue related to SurfControl acquisition (1)	2,796	7,162	17,185	53,326
Amortization of acquired technology (3)	3,043	2,942	12,151	11,769
Restructuring and integration related items (4)	—	43	2	1,040
Severance charges from Q3 2009 reduction in force (5)	—	—	115	—
Stock-based compensation (2)	368	299	1,381	1,318

Gross margin adjustment	6,207	10,446	30,834	67,453

Non-GAAP Gross margin	$72,510	$76,152	$293,741	$307,567

GAAP Operating expenses	$67,734	$68,234	$259,848	$273,982
Amortization of other intangible assets (3)	(6,590)	(9,362)	(26,363)	(37,456)
Restructuring and integration related items (4)	(144)	(247)	21	(5,776)
Severance charges from Q3 2009 reduction in force (5)	—	—	(1,202)	—
Stock-based compensation (2)	(5,985)	(5,432)	(23,384)	(22,771)

Operating expense adjustment	(12,719)	(15,041)	(50,928)	(66,003)

Non-GAAP Operating expenses	$55,015	$53,193	$208,920	$207,979

GAAP (Loss) income from operations	$(1,431)	$(2,528)	$3,059	$(33,868)
Gross margin adjustment	6,207	10,446	30,834	67,453
Operating expense adjustment	12,719	15,041	50,928	66,003

Non-GAAP Income from operations	$17,495	$22,959	$84,821	$99,588

GAAP Net loss	$(11,020)	$(5,654)	$(10,697)	$(26,779)
Gross margin adjustment	6,207	10,446	30,834	67,453
Operating expense adjustment	12,719	15,041	50,928	66,003
Amortization of deferred financing fees (6)	306	478	1,217	2,356
Impact of favorable tax ruling (7)	—	—	—	(2,682)
Income tax effect on the above items (8)	3,082	(6,760)	(19,125)	(47,459)

Non-GAAP Net income	$11,294	$13,551	$53,157	$58,892

GAAP Net loss per share	$(0.25)	$(0.13)	$(0.24)	$(0.59)
Non-GAAP adjustments as described above per share, net of tax (1-8)	0.51	0.43	1.43	1.88

Non-GAAP Net income per share	$0.26	$0.30	$1.19	$1.29

GAAP Diluted common shares	43,720	45,065	44,262	45,190
Effect of dilutive securities (9)	553	301	416	378

Non-GAAP Diluted common shares	44,273	45,366	44,678	45,568

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, stock-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1)	Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.
(2)	Stock-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider stock-based compensation charges. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.
(3)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
(4)	Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions that have resulted in costs associated with severance, benefits, excess facilities, integration travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.
(5)	Severance charges from Q3 2009 reduction in force. We have excluded this non-recurring charge as it is not indicative of future operating results.
(6)	Amortization of deferred financing fees. This is a non-cash charge that can vary significantly in size and frequency depending on the optional prepayments we make on our senior secured term loan and, therefore, are disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.
(7)	Impact of favorable tax ruling. During the first quarter of 2008, we received a favorable state tax ruling regarding unrecognized state income tax benefits. Because the impact is non-recurring, we excluded the impact when presenting non-GAAP financial measures.
(8)	Income tax effect on the above items. This amount adjusts the provision (benefit) for income taxes using our non-GAAP tax rate to reflect the effect of the non-GAAP adjustments on non-GAAP net income.
(9)	Effect of dilutive securities. The effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since we have non-GAAP net income.

Websense, Inc.

Rollforward of GAAP Deferred Revenue

(Unaudited and in thousands)

GAAP deferred revenue balance at September 30, 2009	$341,476
Net billings during fourth quarter 2009	118,345
Less GAAP revenue recognized during fourth quarter 2009	(79,709)

GAAP deferred revenue balance at December 31, 2009	$380,112

Websense, Inc. Rollforward of Non-GAAP Deferred Revenue (Unaudited and in thousands)

Non-GAAP deferred revenue balance at September 30, 2009	$349,374
Net billings during fourth quarter 2009	118,345
Less Non-GAAP revenue recognized during fourth quarter 2009	(82,505)

Non-GAAP deferred revenue balance at December 31, 2009	$385,214

Websense, Inc. Reconciliation of GAAP to Non-GAAP Deferred Revenue (Unaudited and in thousands)

GAAP deferred revenue balance at December 31, 2009	$380,112
Addback: Deferred revenue related to SurfControl acquisition	5,102

Non-GAAP deferred revenue balance at December 31, 2009	$385,214